Exhibit 15.1

REVOCABLE PROXY

COVENANT FINANCIAL CORPORATION

Proxy for Special Meeting of Stockholders

[•], 2015

Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of Covenant Financial Corporation (“Covenant”), do hereby nominate, constitute and appoint Willis Frazer and Freddie Britt, and each of them, with full power to act alone, my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all common stock of Covenant standing in my name on its books on [•], 2015 at the special meeting of its stockholders to be held at 232 Goodman Road West, Southaven, Mississippi 38671, on [•], 2015 at [•] a.m. / p.m., local time and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as set forth below:

The Board of Directors recommends you vote FOR each of the following proposals:

		FOR	AGAINST	ABSTAIN
1.	A proposal to approve the Agreement and Plan of Merger dated as of July 22, 2015, by and between Planters Holding Company and Planters Bank & Trust Company, on the one hand, and Covenant Financial Corporation and Covenant Bank, on the other hand, as amended from time to time, pursuant to which Covenant will be merged with and into Planters, and Covenant Bank will be merged with and into Planters Bank.	☐	☐	☐

2.	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of approval of the Agreement.	☐	☐	☐

If properly executed and returned, the shares represented by the proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted subject to and in accordance with the provisions contained in the Covenant’s proxy statement and Planters’ offering circular dated [•], 2015, “For” proposals 1 and 2 listed herein. If any other business is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors.

This proxy may be revoked at any time prior to its exercise by written notice or a subsequently dated proxy delivered to the Secretary of Covenant. Should the undersigned be present and elect to vote at the special meeting or any adjournment, and after notification to the Company’s Secretary at the meeting of the stockholders of the undersigned’s decision to terminate this proxy, the power of said attorneys and proxies shall be terminated and of no further force or effect.

This proxy is solicited by the Board of Directors of Covenant. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, a Notice of Special Meeting and Proxy Statement/Offering Circular dated [•], 2015.

(Please sign exactly as the name appears on the label on the top right corner of this proxy. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your full title. If shares are held jointly, each shareholder should sign.)

Date: [•], 2015
	Print Name of Stockholder	Print Name of Co-Holder (if any)

	Signature of Stockholder	Signature of Co-Holder (if any)

PLEASE RETURN YOUR PROPERLY COMPLETED PROXY TO THE COMPANY IN THE ENCLOSED ENVELOPE PRIOR TO THE SPECIAL MEETING.